EXHIBIT 13(B)

Consent of Counsel

I hereby consent to the use of my name in the disclosure statement included as part of this Post-Effective Amendment No. 53 to this Registration Statement and to the reference made to me under the caption “Legal Opinion” in such disclosure statement.

/s/ SUSAN N. ROTH
Susan N. Roth

Chattanooga, Tennessee

May 1, 2003